Exhibit 99

CONTACT:	William George	777 Post Oak Blvd, Suite 500
	Chief Financial Officer	Houston, Texas 77056
	(713) 830-9600	713-830-9600
Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FIRST QUARTER RESULTS

—    Backlog Increases to Another Record Level    —

Houston, TX – May 4, 2005 – Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced net income of $529,000 or $0.01 per diluted share, for the quarter ended March 31, 2005, as compared to net income of $1,043,000 or $0.03 per diluted share, in the first quarter of 2004.

Bill Murdy, Comfort Systems USA’s Chairman and CEO, said, “Although as expected we earned less than we did last year in our seasonally low first quarter, we continue to feel positive about our prospects to exceed our 2004 earnings during 2005.”

The Company reported revenues from continuing operations of $204,690,000 in the current quarter, an increase of 6.2% as compared to $192,801,000 in 2004.  Approximately 3.3% of this increase related to internal growth and the remaining 2.9% resulted from the acquisition of Granite State Plumbing & Heating in January 2005.  Following a very strong fourth quarter cash flow, the Company reported negative free cash flow of $7,436,000 in the current quarter which was funded entirely by existing cash balances.  Backlog as of March 31, 2005 was a record $629,600,000, up 9.8% from $573,400,000, the previous record as of December 31, 2004.

Murdy continued, “Our increased revenues and record backlog reflect continuing improvement in activity levels and suggest a good opportunity for success during the remainder of the year.  Our acquisition of Granite State Plumbing & Heating has met all of our initial expectations, and they are part of our revenue and backlog increase.  However, even without the effects of the Granite State acquisition, revenues were up $6.3 million and backlog has increased by $140.6 million from a year earlier.”

Bill Murdy concluded, “Overall, we believe we remain well-positioned to deliver strong results in 2005.”

As previously announced, the Company will host a conference call to discuss its financial results and position in more depth on Thursday, May 5, 2005 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-712-257-2124.  A replay of the entire call will be available until 6:00 p.m. Central Time, Thursday, May 12, 2005 by calling 1-203-369-1801.

Comfort Systems USA is a premier provider of business solutions addressing workplace comfort, with 60 locations in 51 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current plans and expectations of Comfort Systems USA, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors that could cause actual results to differ include, among others, retention of key management, national and regional weakness in non-residential construction activity, difficulty in obtaining or increased costs associated with debt financing or bonding, shortages of labor and specialty building materials, seasonal fluctuations in the demand for HVAC systems and the use of incorrect estimates for bidding a fixed price contract and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date of this release.  Comfort Systems USA, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Comfort Systems USA Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which  any such statement is based.

–                                         Financial table follows –

Comfort Systems USA, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2005 and 2004

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2005	%	2004	%
Revenues	$204,690	100.0%	$192,801	100.0%
Cost of services	175,377	85.7%	162,777	84.4%
Gross profit	29,313	14.3%	30,024	15.6%

SG&A	28,077	13.7%	27,055	14.0%
Gain on sale of assets	(34)	—	(36)	—

Income from operations	1,270	0.6%	3,005	1.6%

Interest expense, net	247	0.1%	497	0.3%
Other expense (income)	(11)	—	702	0.4%
Income before taxes	1,034	0.5%	1,806	0.9%
Income taxes	505		796
Income from continuing operations	529	0.3%	1,010	0.5%

Discontinued operations:
Operating income, net of income tax expense of $23	—		33

Net income	$529		$1,043

Income per share:
Basic-
Income from continuing operations	$0.01		$0.03
Discontinued operations-
Income from operations	—		—
Net income	$0.01		$0.03

Diluted-
Income from continuing operations	$0.01		$0.03
Discontinued operations-
Income from operations	—		—
Net income	$0.01		$0.03

Shares used in computing income per share:
Basic	38,990		38,136
Diluted	40,062		39,443

Note 1:  The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options, warrants and contingently issuable restricted stock which were outstanding during the periods presented.

Supplemental Non-GAAP Information – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) (Unaudited):

	Three Months Ended March 31,
	2005	%	2004	%
Net income	$529		$1,043
Discontinued operations	—		(33)
Income taxes	505		796
Other expense (income)	(11)		702
Interest expense, net	247		497
Gain on sale of assets	(34)		(36)
Depreciation	1,065		1,137
Adjusted EBITDA	$2,301	1.1%	$4,106	2.1%

Note 1:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as net income, excluding discontinued operations, income taxes, other expense (income), interest expense, net, gain on sale of assets and depreciation.  Adjusted EBITDA may be defined differently by other companies.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)

Cash and cash equivalents	$22,454	$32,576
Accounts receivable, net	178,979	174,682
Costs and estimated earnings in excess of billings	25,734	25,440
Other current assets	27,092	28,031
Total current assets	254,259	260,729

Property and equipment, net	13,958	12,988
Goodwill	100,123	100,123
Other noncurrent assets	8,738	9,276

Total assets	$377,078	$383,116

Current maturities of long-term debt	$2,068	$2,071
Accounts payable	60,005	64,771
Billings in excess of costs and estimated earnings	40,015	37,104
Other current liabilities	50,428	55,822
Total current liabilities	152,516	159,768

Long-term debt	6,235	6,751

Total liabilities	158,751	166,519

Total equity	218,327	216,597

Total liabilities and equity	$377,078	$383,116

Selected Cash Flow Data (in thousands) (unaudited):

	Three Months Ended March 31,
	2005	2004
Cash flow from operating activities	$(5,541)	$(4,733)
Cash flow from investing activities	$(4,633)	$(255)
Cash flow from financing activities	$52	$(29)

Cash flow from operating activities	$(5,541)	$(4,733)
Purchases of property and equipment	(2,043)	(1,317)
Proceeds from sales of property and equipment	148	129
Free cash flow	$(7,436)	$(5,921)

Note 1:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Free cash flow may be defined differently by other companies.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.